Exhibit 99.2

AMENDMENT TO

PALERRA, INC. 2013 STOCK OPTION/STOCK ISSUANCE PLAN

This Amendment (this “Amendment”) to the Palerra, Inc. 2013 Stock Option/Stock Issuance Plan (the “Plan”), is effective as of October 14, 2016 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Palerra, Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section III.A of Article Four of the Plan, the Board of Directors of the Company may amend the Plan, provided that no such amendment shall adversely affect the rights and obligations with respect to outstanding options or unvested stock issuances without the written consent of the participant;

WHEREAS, OC Acquisition LLC is entering into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company (the “Acquisition”); and

WHEREAS, in accordance with Section 4.14(b) of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, effective as of the Effective Date, the Plan is hereby amended as follows:

1. Section III of Article Two shall be replaced to read in its entirety as follows:

III. CHANGE IN CONTROL

In the event of a Change in Control, Section IX of Article Four shall apply.

2. Section II of Article Three shall be replaced to read in its entirety as follows:

II. CHANGE IN CONTROL

In the event of a Change in Control, Section IX of Article Four shall apply.

3. The Plan is amended to add a new Section IX to Article Four to read in its entirety as follows:

IX. CHANGE IN CONTROL

A. In the event of a Change in Control, each outstanding option under the Option Grant Program and stock issuance award under the Stock Issuance Program (collectively “Awards”), as determined by the Board or the Plan Administrator in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (iv)

replaced with a cash retention program of the Company or any successor corporation (or parent thereof) which preserves the spread existing on the unvested shares subject to the Award at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate purchase price for such shares) and, subject to Subsection C, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Award shares, but only if such replacement cash program would not result in the treatment of the Award as an item of deferred compensation subject to Code Section 409A, or (v) any combination of the foregoing. Determinations by the Board or Plan Administrator under this Section need not be uniform among Participants.

B. To the extent an outstanding Award is not assumed, substituted, continued or replaced in accordance with Subsection A, the Board or the Plan Administrator in its discretion shall have the authority to provide that to the extent any Award remains unexercised and outstanding on the effective date of the Change in Control, such Award shall be cancelled and terminate and the holder of such Award shall become entitled to receive, upon consummation of the Change in Control and subject to Subsection C, a lump sum cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject to the Award and (ii) the excess of (a) the Fair Market Value per share of Common Stock on the date of the Change in Control over (b) the per share exercise price or purchase price in effect for such Award. However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share exercise price or purchase price in effect for such Award.

C. The Board or the Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to Subsection A or Subsection B to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.

D. Immediately following the consummation of the Change in Control, (i) all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (ii) no further grants may be made under the Plan, and (iii) to the extent that an option is assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect, except as provided in Section V.C of Article One, the Board and the Plan Administrator shall not have the authority to effect the cancellation of any or all outstanding options (as so assumed or continued in full force and effect) and to grant in substitution therefor new options covering the same or different number of shares but with an exercise price per share based on the fair market value per share on the new option grant date, or otherwise directly reduce the exercise price in effect for such outstanding options.

E. In the event of any Change in Control, the Board or the Plan Administrator in its discretion may determine that all outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the shares of Common Stock subject to those terminated rights are to immediately vest in full.

F. Each Award that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control, (ii) the exercise price or purchase price payable per share under each outstanding Award, provided the aggregate exercise price or purchase price payable for such securities shall remain the same, and (iii) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Awards and subject to Board’s or Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

G. If the vesting of any Award is based, in whole or in part, on performance, and such Award is assumed or otherwise continued in full force and effect in connection with a Change in Control, the Board or the Plan Administrator shall determine how the unvested portion of the Award shall vest following the Change in Control, including without limitation, whether such Award shall automatically become vested at the target or maximum level of performance, whether such Award shall remain subject to any continuing service requirements, and any appropriate adjustments to the performance measures.

H. The Plan Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while such an Award remains outstanding, to structure such Award so that (i) it shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the unvested shares subject to that Award shall immediately terminate) upon the occurrence of a Change in Control, whether or not such Award is to be assumed in the Change in Control or otherwise continued in effect or (ii) the shares subject to such Award will automatically vest on an accelerated basis should the Participant’s or Optionee’s Service terminate by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control in which the Award is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.

I. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

J. The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

4. Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

PALERRA, INC.

/s/ Rohit Gupta
By

Rohit Gupta
Print Name

Chief Executive Officer
Title

October 14, 2016
Date

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